                                                                  EXHIBIT 10.118
[LETTERHEAD OF WET'N WILD]

August 24, 1995

Mr. David Lowden, Executive Vice President
Executive Offices
Sahara Corporation
Sahara Hotel & Casino
2535 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Dear David:

This letter is provided as a follow-up to our meeting on Wednesday, July 26, 1995, at which time we discussed short term modification to our lease agreement in order to buy some time for more in depth discussions.

If the following accurately reflects our conversation, please acknowledge your agreement where indicated below.

     In consideration for Wet N' Wild Nevada, Inc. committing to operate the park through September 30, 1996, Sahara Corporation agrees to reduce the percentage rent as set forth in Article 3, Section 3.2(a) to 25% of what would otherwise be due in accordance with provisions of that section from October 1, 1995 through September 30, 1996.

     The lease modification above is contingent upon and effective only with closing the pending transaction which results in the Sahara Corporation becoming the lessor. It is anticipated that closing will take place by mid-October.

Sincerely,

/s/ George D. Millay
George D. Millay
President/Board Chairman

GDM/cds

AGREED TO:

By: /s/ Paul W. Lowden
    ------------------
Title:  President
      ----------------